PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To prospectus dated November 18, 2016)	Registration No. 333-214613

$10,000,000,000

KfW, Frankfurt/Main, Federal Republic of Germany

Medium-Term Notes

Due Twelve Months or More From Date of Issue

KfW, also known as Kreditanstalt für Wiederaufbau, may from time to time offer Medium-Term Notes (the “notes”).

Pursuant to the Law Concerning KfW, the notes will benefit from a statutory guarantee of the Federal Republic of Germany. See “Responsibility of the Federal Republic for KfW — Guarantee of the Federal Republic” in the accompanying prospectus for more information about this guarantee.

We plan to offer and sell notes with various terms, including the following:

•	Stated maturities of 12 months or more from date of issue
•	Redemption and/or repayment provisions, if applicable, whether mandatory or at the option of KfW or the holders of the notes
•	Payments in U.S. dollars or one or more non-U.S. currencies
•	Minimum denominations of $1,000 or integral multiples thereof, or other specified denominations for non-U.S. currencies
•	Book-entry form (through The Depository Trust Company)
•	Interest at fixed or floating rates, or no interest at all
•	Indexed notes
•	Amortizing notes
•	The floating interest rate may, without limitation, be based on one or more of the following indices plus or minus a spread and/or multiplied by a spread multiplier, if any:
¡	CMT rate
¡	Commercial paper rate
¡	Federal funds rate
¡	LIBOR
¡	Prime rate
¡	Treasury rate
•	Interest payments on fixed or floating rate notes on a monthly, quarterly, semi-annual or annual basis

KfW will make payments with respect to the notes without deduction of withholding taxes, unless otherwise required by law. There will be no “gross-up” provision requiring additional payments to be made in respect of the notes in the event of the imposition of a tax deduction or withholding.

The notes will be governed by the laws of the Federal Republic of Germany. Any action or other legal proceedings arising out of or in connection with the notes may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.

We do not plan to list the notes for trading on a securities exchange.

We will specify the final terms for each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement. For more details, see “Description of the Notes.”

We may sell notes to the dealers referred to below as principal for resale at varying or fixed offering prices. We may also sell notes to other dealers or to investors or other purchasers without the assistance of any dealer.

If we sell other securities referred to in the accompanying prospectus, we may be limited in offering and selling the entire amount of notes referred to in this prospectus supplement.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch	Barclays	Goldman, Sachs & Co.	J.P. Morgan	Morgan Stanley

The date of this prospectus supplement is November 18, 2016.

This prospectus supplement should be read together with the accompanying prospectus dated November 18, 2016, the relevant pricing supplement and the documents incorporated by reference that contain information regarding KfW, the Federal Republic of Germany, the Federal Republic’s guarantee and other matters including a description of certain terms of the notes. Further information concerning KfW and the notes offered hereby may be found in the registration statement (Registration Statement No. 333-214613) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). See “Where You Can Find More Information” in the accompanying prospectus.

If the information in this prospectus supplement differs from the information in the accompanying prospectus, you should rely on the information in this prospectus supplement. If the information in this prospectus supplement differs from the information in the relevant pricing supplement, you should rely on the pricing supplement for the final description of a particular issue of notes. The section “Description of the Notes” will apply to a particular issue of notes unless we specify otherwise in the applicable pricing supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making, and have not authorized any dealer to make, an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of its date, or with respect to any information incorporated by reference, as of the date of such information.

References in this prospectus supplement to “we” or “us” are to KfW. References to “euro” or “€” are to the single European currency adopted by certain participating member countries of the European Union, including the Federal Republic of Germany, as of January 1, 1999. References to “U.S. dollars” or “$” are to United States dollars.

RISK FACTORS

Your investment in the notes involves certain risks. In consultation with your own financial, legal and tax advisers, you should carefully consider, among other matters, the following risks before deciding whether an investment in the notes is suitable for you. Notes are not an appropriate investment for you if you are unsophisticated with respect to their significant components.

Notes Indexed to Interest Rate, Currency or Other Indices or Formulas May Have Risks Not Associated With a Conventional Debt Security

If you invest in notes on which payments are linked to one or more interest rate, currency or other indices or formulas using one or more of such indices, you may be subject to significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the particular indices or formulas and the possibility that you will receive lower, or no, payments of principal, premium, if any, or interest and at different times than you expected. We will have no control over a number of matters, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, values of certain indices and formulas have been volatile, and volatility in those and other indices and formulas may be expected in the future. The applicable pricing supplement will contain more information on the index or formula, if any, associated with a particular note.

The Formulas for Determining the Payments on Notes Do Not Take into Account All Developments Affecting an Applicable Index

Unless otherwise provided in a pricing supplement, changes in the levels of the relevant index or indices during the term of indexed notes before any calculation or determination date will not be reflected in the calculation of amounts payable, if any, at maturity or on an early redemption date. The calculation agent will calculate these amounts by comparing only the levels or prices on the relevant pricing, calculation or determination date of the initial level of the index or the indices and on the other dates specified in the applicable pricing supplement for the determination of these amounts, which usually fall shortly before maturity of the notes. No other levels or prices will be taken into account. As a result, you may lose part or all of your investment even if the relevant level or price has risen at certain times during the term of the notes before falling below the initial level or price on the determination date or the averaging dates for determining these amounts.

The Index Level Will Affect the Market Value of Indexed Notes, But the Market Value of Your Notes May Not Change in the Same Manner As the Level of the Index

Your notes may trade differently from the performance of the relevant index or formula, and, for reasons discussed herein or otherwise, changes in the level of the relevant index or formula may not result in comparable changes in the market value of your notes. If you sell your notes prior to maturity, you may receive substantially less than the amount that would be payable if the payment amount were calculated as if your date of sale were the maturity date because of an expectation that the index level will continue to fluctuate, or exhibit volatility, until the final index level is determined. If you sell your notes at a time when the level of the index has generally trended below, or not sufficiently above, the initial index level, you may receive less than the principal amount of your notes.

Reported Levels, Values and Prices of Currencies, Other Indices or Formulas and their Components May be Based on Non-Current Information

If trading in a currency or in any of the components of another index or a formula is interrupted, or if reporting of the levels, value and prices is suspended or delayed, publicly available information regarding the level, value or price of the currency or of the components of another index or a formula may be based on the last reported levels, values or prices. As a result, publicly available information regarding reported levels, values or prices may at times be based on non-current information.

Historical Levels of the Relevant Interest Rate, Currency or Other Index or Formula May Not Be Indicative of Future Levels of Such Interest Rate, Currency or Other Index or Formula

We may include historical information about the relevant interest rate, currency or other index or formula using one or more of such indices in the applicable pricing supplement. However, any such information that we may provide will be furnished as a matter of information only. You should not rely on historical performance nor regard such performance as being indicative of the range of, or trends in, fluctuations in or the performance of the relevant interest rate, currency or other index or formula that may occur in the future. Changes in the level of the relevant interest rate, currency or other index or formula may affect the market value of your notes, but it is impossible to predict whether the level of the relevant interest rate, currency or other index or formula will rise or fall.

A Calculation Agent May Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes and the Amount You Receive at Maturity

In the case of some notes, a calculation agent may have discretion in making determinations that affect your notes, including the final index level, the amounts payable on any early redemption date, and interest rate determinations, if applicable. These determinations will be used to calculate the payments you receive in respect of the notes. The dealer that underwrote your notes, any hedge counterparty, the fiscal agent, or an affiliate of one of these persons, may serve as calculation agent. The exercise of discretion by that calculation agent could adversely affect the value of your notes and may present it with a conflict of interest of the type described below under “— Trading and Other Transactions by a Dealer or Any Hedge Counterparty May Impair the Value of Your Notes or Otherwise Lead to Conflicts of Interest with You.”

Trading and Other Transactions by a Dealer or Any Hedge Counterparty May Impair the Value of Your Notes or Otherwise Lead to Conflicts of Interest with You

Certain activities conducted from time to time by the dealer that underwrote your note or one of its affiliates may conflict with your interests as a holder of the note. Dealers or their affiliates may engage in trading activities for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Trading activities may relate to instruments that impact the determination of the amounts that you will receive on your indexed note. Any of these activities could adversely affect the market value of an indexed note and the amounts payable by us in respect of notes.

We may elect to hedge our obligations under your notes with the dealer that underwrote your notes, or one of its affiliates, or any other financial institution as hedge counterparty. That hedge counterparty may, in turn, hedge its obligations. In the case of indexed notes, the hedge counterparty may effect such a hedge by purchasing some or all of the components of the relevant index or formula. It may also adjust the hedge by, among other things, purchasing or selling some or all of the components of the relevant index or formula, at any time and from time to time, and unwind the hedge by selling some or all of the components of the relevant index or formula, perhaps on, or before, the relevant date or dates for the determination of the amounts payable in respect of your note. Our hedge counterparty may also enter into, adjust and unwind hedging transactions relating to other notes whose returns are linked to the applicable index or formula. Any of these hedging activities may adversely affect the level of these indices or formulas and, therefore, the market value of your notes and the amounts payable to you. Our hedge counterparty could receive substantial returns with respect to these hedging activities even though the value of your notes may decline.

If Your Notes Contain a Multiplier or a Leverage Factor, Changes in the Levels, Values and Prices of the Interest Rate, Currency or Other Index or Formula Will Have a Greater Effect on the Value of the Notes

If amounts payable in respect of your notes are dependent on a multiplier or a leverage factor, movements in the levels of the relevant interest rate, currency or other index or formula during the term of your notes will be magnified. As a result, small changes in the relevant index or formula may have a greater effect on the value of notes containing a multiplier or a leverage factor than on the value of notes without such a leverage factor.

If Your Notes Are Inverse Floating Rate Notes, An Increase in the Relevant Interest Rate May Adversely Affect Your Yield

Inverse floating rate notes have an interest rate equal to a fixed rate minus a rate based upon a reference rate, such as LIBOR or EURIBOR. If your notes are inverse floating rate notes, you should consider the risk that an increase in the relevant reference rate will have a negative effect on the yield to maturity for your notes. The market values of your notes may also be more volatile than market values of other conventional floating rate debt securities based on the same reference rate and having otherwise comparable terms. Inverse floating rate notes are more volatile because an increase in the reference rate not only decreases the interest rate of your notes, but may also reflect an increase in prevailing interest rates, which may further adversely affects the market value of your notes.

The Interest Rate of Range Accrual Notes is Uncertain and Could Result in No Interest Payments on such Notes

If your notes are range accrual notes, the reference rate will be a floating interest rate. No interest will accrue on the notes with respect to any day on which the reference rate is outside the reference rate range. For each day on which the reference rate is outside the reference rate range, the effective interest rate for the applicable interest period will be reduced, and if the reference rate remains outside the reference rate range for an entire interest period, you will receive no interest for that interest period. If the applicable pricing supplement provides that the range accrual interest periods encompass the entire term of the note and the reference rate has been outside the reference rate range for that entire term, you will not receive any interest payments in respect of your notes.

If the reference rate remains outside the reference rate range for a substantial number of days during an interest period, the effective yield on your notes for such interest period may be significantly less than the effective yield on conventional, fixed-rate notes of comparable maturity. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a conventional non-callable debt security issued by us having the same maturity date. The return on your investment may not compensate you for the opportunity cost when you take into account factors that affect the time value of money. You should, therefore, be prepared to realize no return at maturity over the principal amount of your notes.

The interest payments on the notes and return of only the principal amount at maturity or on an early redemption or repayment date may not compensate you for the effects of inflation and other factors relating to the value of money over time.

Your Yield on Notes Which Pay No or No Periodic Interest May Be Lower than the Yield on a Conventional Debt Security of Comparable Maturity

Under some notes, you will not receive periodic payments of interest or will receive interest payments that do not reflect prevailing market rates. The effective yield to maturity of such notes may be less than the effective yield on a conventional fixed rate or floating rate debt security having the same maturity date and issuance date as your notes. Therefore, the return of your notes at maturity may not compensate you for any opportunity cost implied by inflation and other factors relating to the time value of money.

If You Purchase Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower than the Return on Notes with Otherwise Identical Terms Purchased at the Principal Amount and You May Realize a Loss on Your Investment

If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to maturity will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to maturity, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or at a discount to the principal amount. If you purchase your notes at a premium to the principal amount, you should consider the risk that the amount of principal and interest you receive during the term of the notes and at maturity may be less than the price you paid for the notes. The amount of principal paid at maturity will not be adjusted based on the price you paid for the notes.

Any Early Redemption of Your Notes May Adversely Affect the Return on Your Notes

If your notes are redeemable at our option, we may choose to redeem your notes at times when prevailing interest rates are relatively low. It is more likely that we will redeem your notes prior to the maturity date to the extent that the calculation of the interest rate results in an amount of interest in respect of your notes greater than that for instruments of a comparable maturity and credit rating trading in the market. If your notes are subject to mandatory redemption, we may be required to redeem your notes at times when prevailing interest rates are relatively low. If your notes are redeemed for any reason prior to the maturity date, you may be unable to invest in securities with similar risk and yield as your notes and replacement investments may be more expensive than your investment in the notes. The existence of redemption features may also affect the market value of your notes. Your ability to realize market value appreciation may be limited by the requirement to redeem your notes prior to the stated maturity date.

You Should Be Prepared and Able to Hold Your Notes to Maturity

The notes are not designed to be short-term trading instruments. If you choose to sell your notes prior to maturity, you may receive less — and, possibly, significantly less — than the amount that you originally invested in the notes. You should be prepared and able to hold your notes to maturity.

U.S. Tax Treatment of Indexed Notes and Other Notes Providing for Contingent Payments May Be Subject to Special Rules Governing Contingent Payment Debt Instruments for United States Federal Income Tax Purposes

Special rules govern the tax treatment of debt obligations that provide for contingent payments and that do not qualify as variable rate notes (“contingent payment debt instruments”). These rules generally require accrual of interest income by a U.S. holder on a constant yield basis in respect of contingent payment debt instruments at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. In addition, any gain recognized upon the sale or other taxable disposition of a contingent payment debt instrument generally will be treated as ordinary income instead of capital gain. Please see “Additional Information on United States Taxation — Contingent Payment Debt Instruments” in this prospectus supplement for a more detailed discussion. You should in each case carefully review the relevant description and consult your tax advisor regarding the tax consequences of an investment in the notes in light of your particular circumstances.

Fluctuations in Currency Exchange Rates May Reduce the Effective Yields of Your Notes and Result in a Loss to You

If you invest in notes that are denominated and/or payable in, or indexed to, a currency other than U.S. dollars (“non-U.S. currency notes”), you will be subject to significant risks not associated with an investment in a non-indexed debt security denominated and payable in U.S. dollars, including the possibility of material changes in the exchange rate between U.S. dollars and the applicable non-U.S. currency and the imposition or modification of exchange controls by the relevant sovereign governments. We have no control over the factors that generally affect these risks, including economic, financial and political events and the supply and demand for the applicable currencies.

In recent years, exchange rates between certain currencies have been highly volatile and volatility between these currencies or with other currencies may be expected in the future. Moreover, if payments on your non-U.S. currency notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified.

Depreciation of your payment currency would result in a decrease in the U.S. dollar equivalent yield of your non-U.S. currency notes, in the U.S. dollar equivalent value of the principal and premium, if any, payable at maturity or on any early redemption or repayment date of your non-U.S. currency notes and, generally, in the U.S. dollar equivalent market value of your non-U.S. currency notes and may lead to a net loss on your investment.

Interventions in the Foreign Exchange Market May Impact Exchange Rates and Could Negatively Impact Your Return

Currency exchange rates may either float or be fixed by sovereign governments. From time to time, governments use various techniques, such as intervention by a country’s central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-U.S. currency notes is that their yields or payouts could be significantly and unpredictably affected by governmental actions.

Economic, Financial and Political Developments May Impact Exchange Rates and Could Negatively Impact Your Return

Economic, financial and political developments in the country issuing the specified currency in which a non-U.S. currency note is denominated or elsewhere could lead to significant and sudden changes in the exchange rate between the U.S. dollar and the specified currency. These changes could affect the value of your note as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to these developments.

The Imposition of Exchange Controls Could Negatively Impact Your Ability to Exchange or Transfer Currencies and Could Negatively Affect the Return

Governments have imposed from time to time and may in the future impose exchange controls or other conditions, including taxes, with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a non-U.S. currency note at its maturity or on any other payment date. If a specified currency is unavailable, we will be allowed to satisfy our obligations in respect of your non-U.S. currency notes in U.S. dollars. See also “Description of the Notes — Payments —Availability of Specified Currency.” In addition, although the specified currency may be available to us, the ability of a holder to transfer currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited, delayed or made impossible by governmental actions.

Credit Ratings May Not Reflect All Risks of an Investment in the Notes

The credit ratings for notes issued by us or the credit ratings for securities of the Federal Republic of Germany, the guarantor of the notes, may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings or the credit ratings of the Federal Republic of Germany will generally affect any trading market for, or trading value of, your notes. Credit ratings relate only to our creditworthiness or that of the Federal Republic of Germany and are not indicative of the risks associated with your notes. A rating is not a recommendation to buy, sell or hold the notes and may be subject to suspension, change or withdrawal at any time by the assigning rating agency.

No Trading Market May Develop for Your Notes, and Many Factors May Affect the Market Value of Your Notes

Upon issuance, your notes will not have an established trading market. We cannot assure you that a trading market for your notes will ever develop or be maintained if developed. In addition to our creditworthiness and the creditworthiness of our guarantor, many factors affect the trading market for, and trading value of, your notes. These factors include:

•	supply and demand for your notes;

•	the method of calculating the principal, premium, if any, and interest in respect of payments on your notes;

•	the complexity and volatility of the index or rates in formulas applicable to your notes;

•	the time remaining to the maturity of your notes;

•	the outstanding aggregate principal amount of notes related to your notes;

•	any early redemption features of your notes;

•	the amount of other debt securities linked to the index or formula applicable to your notes; and

•	the level, direction and volatility of market interest rates generally.

There may be few or no buyers when you decide to sell your notes, which may affect the price that you receive for your notes or your ability to sell your notes at all. In addition, notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility than those not so designed. You should not purchase notes unless you understand and know you can bear all of the investment risks involving your notes.

DESCRIPTION OF THE NOTES

The following description is a summary of certain provisions of the notes and the fiscal agency agreement referred to below. This description does not purport to be complete and is qualified in its entirety by reference to the actual terms and conditions of the notes and the fiscal agency agreement. Copies of these documents will be filed with the SEC and are also available at the offices of the fiscal agent. Capitalized terms used but not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus, the terms and conditions of the notes, or the fiscal agency agreement, as the case may be. The following description of the notes will apply to each note offered hereby unless otherwise specified in the applicable pricing supplement.

General

The notes will be unsecured and unsubordinated obligations of KfW. The notes will benefit from a statutory guarantee of the Federal Republic of Germany. For more information on the guarantee, see “Responsibility of the Federal Republic for KfW — Guarantee of the Federal Republic” in the accompanying prospectus.

Deutsche Bank Trust Company Americas will act as our fiscal agent in connection with the notes in accordance with the terms of a fiscal agency agreement dated as of January 7, 2009. Deutsche Bank Trust Company Americas will also act as our calculation agent unless otherwise specified in the applicable pricing supplement. Deutsche Bank Aktiengesellschaft will act as our exchange rate agent unless otherwise specified in the applicable pricing supplement.

We intend to offer the notes on a continuous basis. The notes will mature on any day at least twelve months from the date of issue, as we may agree with the dealers, and the notes may be subject to redemption or repayment prior to their stated maturity date as described under “— Redemption” and “— Repayment” below.

The fiscal agency agreement does not limit the aggregate amount of notes that we may issue thereunder. We have currently authorized the issuance of up to $10,000,000,000 (or its equivalent in non-U.S. dollar currencies) aggregate initial offering price of notes. We may from time to time update or increase such amount to permit the issuance of further notes. We may from time to time, without your consent, issue further notes having the same terms and conditions as your notes in all respects (or in all respects except for the issue date, interest commencement date and/or issue price) so as to form a single issuance with the previously issued notes.

Subject to applicable law, we may at any time purchase notes in the open market or otherwise at any price. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the fiscal agent for cancellation.

We will make all payments in respect of the notes without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, we are not required to pay any additional amounts in respect of the notes.

The notes may be denominated in U.S. dollars or one or more non-U.S. currencies, as we may specify in the applicable pricing supplement. The currency in which a note is denominated is referred to as the “specified currency” with respect to the particular note. See “— Payments — Payments on Non-U.S. Currency Notes,” “— Payments — Availability of Specified Currency” and “Special Notice Relating to Non-U.S. Currency Notes” for more information on non-U.S. currency notes. The minimum denominations of U.S. dollar notes will be $1,000 and integral multiples of $1,000, while the minimum denominations of notes in non-U.S. currencies will be specified in the applicable pricing supplement.

Interest rates that we offer on the notes may differ depending upon, among other factors, the aggregate principal amount of notes sold in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may change interest rates or formulas and other terms of notes from time to time, but no change of terms will affect any note we have previously issued or as to which we have accepted an offer to purchase.

We will issue each note in book-entry form represented by one or more registered global certificates. The global certificates are registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). For more information on the book-entry system, see “Book-Entry Notes.” Global certificates may not be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any such nominee to a successor depository or a nominee of such successor depository. Any transfer will be effective only if registered upon the books maintained for that purpose by the registrar. Global certificates will not be exchangeable for definitive certificates representing individual notes unless DTC is unable or unwilling to continue providing its services and a successor securities depository is not obtained.

The notes will be governed by, and construed in accordance with, the laws of the Federal Republic of Germany without regard to conflicts of law principles. Any disposition of the notes, including transfers and pledges of notes, executed between DTC participants and between DTC and DTC participants will be governed by the laws of the State of New York.

Types of Notes

We may issue the following types of notes:

Fixed Rate Notes

A note of this type will bear interest at a fixed rate described in the applicable pricing supplement. Fixed rate notes include zero coupon notes, which bear no interest but are instead repaid at a price modified by an amortizing yield.

Floating Rate Notes

A note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. Interest rate formulas and those other features are described below in “Interest — Floating Rate Notes.” If your note is a floating rate note, the formula and any adjustments that apply to the interest rate will be specified in the applicable pricing supplement.

Indexed Notes

“Indexed notes” are notes with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more designated currencies relative to an indexed currency or to other items, in each case as specified in the applicable pricing supplement. In certain cases, holders of indexed notes may receive a principal payment on the maturity date that is greater or less than the initial principal amount of such indexed notes depending upon the relative value on the maturity date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable in respect of indexed notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in indexed notes will be specified in the applicable pricing supplement. The applicable pricing supplement will also describe special rules that may apply to United States alien holders in respect of indexed notes linked to U.S. stocks. See also “Risk Factors — Notes Indexed to Interest Rate, Currency or Other Indices or Formulas May Have Risks Not Associated With a Conventional Debt Security.”

Amortizing Notes

“Amortizing notes” are notes with the amount of principal thereof and interest thereon payable in installments over their terms. Unless otherwise specified in the applicable pricing supplement, interest on each amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to amortizing notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of amortizing notes will be specified in the applicable pricing supplement, including a table setting forth repayment information for such amortizing notes.

Business Day

Unless otherwise determined in the applicable pricing supplement, a “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York (also referred to as a “New York business day”); provided, however, that:

(i)	with respect to notes with a specified currency that is euros, the day must also be a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System 2 (TARGET) (or any successor) is open;

(ii)	with respect to notes with a specified currency other than U.S. dollars or euros, the day must also not be a day on which commercial banks are authorized or required by law, regulation or executive order to close in the principal financial center (as defined below) of the country issuing the specified currency;

(iii)	with respect to notes as to which LIBOR is an applicable interest rate basis, the day must also be a London banking day (as defined below).

For purposes of the foregoing:

“London banking day” means a day on which commercial banks are open for business (including dealings in the LIBOR currency (as defined in “— Interest — Floating Rate Notes — Interest Calculation — Determination of Rates — LIBOR” below)) in London; and

“Principal financial center” means, as applicable, the capital city of the country issuing the specified currency or the capital city of the country to which the LIBOR currency relates; provided, however, that with respect to U.S. dollars, Australian dollars, Brazilian reais, Canadian dollars, euros, Indian rupees, Israeli shekels, New Zealand dollars, Pakistani rupees, South African rand, Swiss francs and Turkish liras, the “principal financial center” will be The City of New York, Sydney, São Paulo, Toronto, London (solely in the case of the LIBOR currency), Mumbai, Tel Aviv, Wellington and Auckland, Karachi, Johannesburg, Zurich and Istanbul, respectively.

“Frankfurt business day” means any day other than a Saturday, Sunday, legal holiday in Frankfurt am Main, or a day on which commercial banks are authorized or required by law, regulation, or executive order to close in Frankfurt am Main.

Interest

The following is a description of the different kinds of interest rates that may apply to your note, if it bears interest.

Fixed Rate Notes

Each note bears interest from the interest commencement date specified in the applicable pricing supplement at the interest rate per annum specified in the applicable pricing supplement until the principal thereof is paid.

Interest will accrue from and including the interest commencement date specified in the applicable pricing supplement, or if interest has already been paid on the note, from the last interest payment date. Interest will accrue until but excluding the applicable interest payment date, the maturity date specified in the applicable pricing supplement, or any other day on which the notes become due for redemption or repayment. If it is necessary to compute interest for a period other than a full calendar year, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will make the first interest payment on the first interest payment date specified in the applicable pricing supplement.

We will pay interest in arrears on each interest payment date and on the maturity date or on any other day on which the notes become due for redemption or repayment. If any interest payment date or the maturity date of a fixed rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and/or interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

If we fail to redeem any note on its due date, interest on the note will accrue beyond the due date until actual redemption of the note at the default rate of interest established by law. Under German law, the default rate is five percentage points above the base rate of interest announced by the German Federal Bank effective as of January 1 and July 1 in each year. For example, in June 2016, the German Federal Bank announced a base rate of -0.88% per annum, making the default rate for the second half of 2016 4.12%. However, no additional interest will accrue if later payment is made in accordance with the above provisions regarding payments due on a day other than a business day.

Floating Rate Notes

Each floating rate note will bear interest from the interest commencement date and according to the interest rate formula specified in the applicable pricing supplement until the principal thereof is paid. The interest on floating rate notes will never be less than zero. The initial interest rate will be the interest rate for the period from the interest commencement date to the first interest reset date designated in the applicable pricing supplement. Commencing on the first interest reset date, the interest rate will be reset as of each interest reset date.

All notes are regular floating rate notes unless they are designated as floating rate/fixed rate notes, fixed rate/floating rate notes, as inverse floating rate notes or otherwise designated in the applicable pricing supplement. If a note is a regular floating rate note, the interest rate is any applicable interest rate basis plus or minus any applicable spread and/or multiplied by any applicable spread multiplier. If a note is a floating rate/fixed rate note, the interest rate is the applicable interest rate basis plus or minus any applicable spread and/or multiplied by any applicable spread multiplier; provided, however, that the interest rate commencing on the fixed rate commencement date will be the fixed interest rate designated in the applicable pricing supplement (or, if not so specified, the interest rate in effect on the day immediately preceding the fixed rate commencement date). If a note is a fixed rate/floating rate note, the interest rate is the fixed interest rate designated in the applicable pricing supplement; provided, however, that the interest rate commencing on the floating rate commencement date will be the interest rate basis plus or minus any applicable spread and/or multiplied by any applicable spread multiplier designated in the applicable pricing supplement. If a note is an inverse floating rate note, the interest rate is the fixed interest rate minus the interest rate basis plus or minus any applicable spread and/or multiplied by any applicable spread multiplier.

Interest will accrue from and including the interest commencement date, if no interest has yet been paid, or the immediately preceding interest payment date on which interest was paid. Interest will accrue until but excluding the applicable interest payment date or the maturity date (or any other day on which the notes become due for redemption or repayment).

We will pay interest in arrears on each interest payment date and on the maturity date or on any other day on which the notes become due for redemption or repayment. We will make the first interest payment on the first interest payment date specified in the applicable pricing supplement.

If we fail to redeem any note on its due date, interest on the note will accrue beyond the due date until actual redemption of the note at the default rate of interest established by law as described above (see “— Interest — Fixed Rate Notes”). However, no additional interest will accrue if later payment is made in accordance with the provisions regarding payments due on a day other than a business day (see “— Interest Payment Dates” below).

Interest Reset Dates

The interest rate on the floating rate notes will be reset on the dates provided in the applicable pricing supplement (the “interest reset dates”), and the period from and including the most recent interest reset date, to but excluding the next subsequent interest reset date, will be the “interest reset period.” Unless otherwise designated in the applicable pricing supplement, the interest reset dates will be in the case of notes that reset:

•	daily — each business day;

•

weekly — the Wednesday of each week; provided, however, that if the applicable interest rate basis is the Treasury rate (except as otherwise provided with regard to the Treasury rate in “Treasury rate” below) the Tuesday of each week;

•	monthly — the third Wednesday of each month;

•	quarterly — the third Wednesday of each March, June, September and December;

•	semi-annually — the third Wednesday of each of the two months in each year specified in the applicable pricing supplement; and

•	annually — the third Wednesday of the month in each year specified in the applicable pricing supplement;

provided, however, that for floating rate/fixed rate notes, the interest rate will not reset after the designated fixed rate commencement date.

If any interest reset date would otherwise be a day that is not a business day, the particular interest reset date will be postponed to the next succeeding day that is a business day (and the interest rate in effect immediately prior to the postponed interest reset date will remain in effect to but excluding such business day). However, if LIBOR is an applicable interest rate basis and the next succeeding business day falls in the next succeeding calendar month, that particular interest reset date will be the immediately preceding business day.

Interest Determination Dates

The interest rate for an interest reset period will be determined as of the particular “interest determination date,” which will be:

•	for the commercial paper rate, the Federal funds rate and the Prime rate, the business day immediately preceding the related interest reset date;

•	for the CMT rate, the second business day preceding the related interest reset date;

•	for LIBOR, the second London banking day (as defined in “Business Day” above) preceding the related interest reset date; and

•

for the Treasury rate, the day in the week in which the related interest reset date falls on which day Treasury bills (as defined in “Treasury Rate” below) are normally auctioned (i.e., Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the related interest reset date, the interest determination date will be the preceding Friday.

If the interest rate of a note is determined with reference to two or more interest rate bases, the interest determination date pertaining to such note will be the latest business day on which each interest rate basis is determinable that is at least two business days before the related interest reset date for the applicable note.

Maximum and Minimum Interest Rates

A floating rate note may also be subject to a “maximum interest rate” (a specified upper limit that the actual interest rate in effect at any time may not exceed) and/or a “minimum interest rate” (a specified lower limit that the actual interest rate in effect at any time may not fall below). Any such maximum or minimum rates will be specified in the applicable pricing supplement.

Interest Payment Dates

“Interest payment dates” are the dates upon which interest on the floating rate notes is payable, and the maturity date (or any other day on which the notes become due for redemption or repayment). Unless otherwise designated in the applicable pricing supplement, the interest payment dates will be, in the case of floating rate notes that reset:

•	daily, weekly or monthly — the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as designated in the applicable pricing supplement;

•	quarterly — the third Wednesday of March, June, September and December of each year;

•	semi-annually — the third Wednesday of the two months of each year designated in the applicable pricing supplement; and

•	annually — the third Wednesday of the month of each year specified in the applicable pricing supplement.

If any interest payment date other than the maturity date for any floating rate note would otherwise be a day that is not a business day, that interest payment date will be postponed to the next succeeding business day (“following”) (and interest will accrue at the rate in effect immediately prior to the postponed interest payment date to but excluding the postponed interest payment date), except that to the extent so designated in the applicable pricing supplement, or in the case of a floating rate note as to which LIBOR is an applicable interest rate basis, and to the extent such business day falls in the next succeeding calendar month, the particular interest payment date will be the immediately preceding business day (“modified following”) (and interest will accrue at the interest rate then in effect only to but excluding such preceding business day).

If the maturity date (or any other day on which the notes become due for redemption or repayment) of a floating rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

Interest Calculation

The calculation agent will determine the interest rate applicable to each interest reset period on or prior to the interest calculation date (as defined below), except with respect to LIBOR, which will be determined on the particular interest determination date. Upon request of a holder, the calculation agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective with respect to the particular note for the next interest reset period.

The “interest calculation date,” if applicable, pertaining to any interest reset period will be the earlier of (i) the tenth calendar day after the particular interest determination date for the particular interest reset period or, if such day is not a business day, the next succeeding business day, and (ii) the third Frankfurt business day immediately preceding the applicable interest payment date or the maturity date, as the case may be.

With respect to each note, accrued interest is calculated by multiplying the principal amount of the note by an accrued interest factor. Unless specified otherwise, the accrued interest factor is computed by adding the interest factors calculated for each day in the particular interest period for which accrued interest is being calculated. The interest factor for each day will be computed by dividing the interest rate applicable to such day:

•	by 360, in the case of notes as to which the commercial paper rate, the Federal funds rate, LIBOR, or the Prime rate is an applicable interest rate basis; or

•	by the actual number of days in the year, in the case of notes as to which the CMT rate or the Treasury rate is an applicable interest rate basis.

The interest factor for notes as to which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only the applicable interest rate basis designated in the applicable pricing supplement applied.

All percentages resulting from any calculation on notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths (0.000005) of a percentage point rounded upwards. For example, 4.876545% (or .04876545) would be rounded to 4.87655% (or .0487655). All amounts used in or resulting from any calculation of interest payable on the notes will be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a non-U.S. currency, to the nearest unit (with one-half cent or unit being rounded upwards).

Determination of Rates.    The calculation agent will determine the rate derived from each interest rate basis in accordance with the following provisions.

For the purpose of the following description, “Reuters” means, when used in connection with any designated page and any floating rate option, the display page so designated on the Reuters service, or any successor service or source.

CMT Rate.    The “CMT rate” means:

(1)	if the Reuters 7051 page is designated in the applicable pricing supplement:

(a)	the percentage equal to the yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement, as the yield is displayed on Reuters (or any successor service) on page FRBCMT (or any other page as may replace the specified page on that service) (“T7051 Page”), for the particular interest determination date; or

(b)	if the rate referred to in clause (1)(a) above does not so appear on the T7051 Page, the percentage equal to the yield for United States Treasury securities at “constant maturity” having the particular index maturity and for the particular interest determination date as published by the Board of Governors of the Federal Reserve System; or

(c)

if the rate referred to in clause (1)(b) above is not so published, the rate on the particular interest determination date for the period of the particular index maturity as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published by the Board of Governors of the Federal Reserve System; or

(d)	if the rates referred to in clauses (1)(a) through (1)(c) above do not so appear or are not so published, the rate as described in clause (3) below.

(2)	if the Reuters 7052 page is designated in the applicable pricing supplement:

(a)	the percentage equal to the one-week average yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement, as the yield is displayed on Reuters (or any successor service) on page FEDCMT (or any other page as may replace the specified page on that service) (“T7052 Page”), for the week ending immediately preceding the week, in which the particular interest determination date falls; or

(b)	if the rate referred to in clause (2)(a) above does not so appear on the T7052 Page, the percentage equal to the one-week average yield for United States Treasury securities at “constant maturity” having the particular index maturity and for the week preceding the particular interest determination date as published by the Board of Governors of the Federal Reserve System; or

(c)	if the rate referred to in clause (2)(b) above is not so published, the one-week average yield for United States Treasury securities at “constant maturity” having the particular index maturity as otherwise announced by the Federal Reserve Bank of New York for the week ending immediately preceding the week in which the particular interest determination date falls; or

(d)	if the rate referred to in clauses (2)(a) through (2)(c) above does not so appear, the rate as described in clause (3) below.

(3)	if either the T7051 Page or the T7052 Page is designated in the applicable pricing supplement, and

(a)	if the T7051 Page or the T7052 Page (as appropriate) is available on the particular interest determination date, but, due to a permanent discontinuation of the quotation by the offeror of such quotation, no offered quotation for the index maturity designated in the applicable pricing supplement but only offered quotations for longer and shorter maturities appear on the T7051 Page or the T7052 Page (as appropriate), the rate calculated by the calculation agent by linear interpolation between the shown offered quotations for the next longer and the next shorter maturity by taking into account the market practice for comparable cases; or

(b)	if the rates referred to in clause (1)(c) or (2)(c) above (as appropriate) are not so published, the rate on the particular interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that interest determination date of three leading primary United States government securities dealers in The City of New York (which may include the fiscal, exchange rate or calculation agents or their affiliates) (each, a “reference dealer”), selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular index maturity, a remaining term to maturity no more than one year shorter than that index maturity and in a principal amount that is, in the judgment of the calculation agent, representative for a single transaction in the securities in that market at that time; or

(c)	if fewer than five but more than two of secondary market bid prices referred to in clause (3)(b) above are provided as requested, the rate on the particular interest determination date calculated by the calculation agent based on the arithmetic mean of the secondary market bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated; or

(d)	if fewer than three secondary market bid prices referred to in clause (3)(b) above are provided as requested, the rate on the particular interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that interest determination date of three leading primary United States government securities dealers in The City of New York selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular index maturity, a remaining term to maturity closest to that index maturity and in a principal amount that is, in the judgment of the calculation agent, representative for a single transaction in the securities in that market at that time; or

(e)	if fewer than five but more than two secondary market bid prices referred to in clause (3)(d) above are provided as requested, the rate on the particular interest determination date calculated by the calculation agent based on the arithmetic mean of the secondary market bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated; or

(f)	if fewer than three secondary market bid prices referred to in clause (3)(e) are provided as requested, the CMT rate in effect on the particular interest determination date.

If two United States Treasury securities with an original maturity greater than the index maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the particular index maturity, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

Commercial Paper Rate.    “Commercial paper rate” means:

(1)	the money market yield (as defined below) on the particular interest determination date of the rate for nonfinancial commercial paper having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System, or as such rate appears on a recognized electronic source used for the purpose of displaying the applicable rate; or

(2)	if the rate referred to in clause (1) above is not so published by 5:00 P.M., New York City time, on the related interest calculation date, the money market yield of the rate for the first preceding day for which such rate is published by the Board of Governors of the Federal Reserve System for nonfinancial commercial paper having the relevant index maturity specified in the applicable pricing supplement; or

(3)	if quotations are published by the Board of Governors of the Federal Reserve System as referred to in clause (2) above on the particular interest determination date, but, due to a permanent discontinuation of the quotation by the offeror of such quotation, no offered quotation for the index maturity designated in the applicable pricing supplement but only offered quotations for longer and shorter maturities are published by the Board of Governors of the Federal Reserve System, the money market yield of the rate calculated by the calculation agent by linear interpolation between the shown offered quotations for the next longer and the next shorter maturity by taking into account the market practice for comparable cases.

“Money market yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

money market yield	=	D x 360	x	100
360 – (D x M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the applicable interest reset period.

Federal Funds Rate.    “Federal funds rate” means:

(1)	the rate for U.S. dollar federal funds determined by the Federal Reserve Bank of New York based on overnight federal funds transactions on the relevant interest determination date and published by the Federal Reserve Bank of New York as the federal funds effective rate; or

(2)	if the rate referred to in clause (1) above is not so published, the average rate per annum charged by any bank or depositary institution of recognized standing selected by the calculation agent on the relevant interest determination date on such transactions as determined by the calculation agent in a reasonable manner.

LIBOR.    “LIBOR” means:

(1)	the rate for deposits in the LIBOR currency (as defined below) having the index maturity designated in the applicable pricing supplement, commencing on the related interest reset date, that appears on the LIBOR page (as defined below) as from 11:00 A.M., London time, on the particular interest determination date; or

(2)	if the LIBOR page is available on the particular interest determination date, but, due to a permanent discontinuation of the quotation by the offeror of such quotation, no offered quotation for the index maturity designated in the applicable pricing supplement but only offered quotations for longer and shorter maturities appear on the LIBOR page, the rate calculated by the calculation agent by linear interpolation between the shown offered quotations for the next longer and the next shorter maturity by taking into account the market practice for comparable cases; or

(3)	if no rate appears on the particular interest determination date on the LIBOR page as specified above, the rate calculated by the calculation agent of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks (which may include the fiscal, exchange rate or calculation agents or their affiliates), in the London interbank market to provide the calculation agent with its offered quotation for deposits in the LIBOR currency for the period of the particular index maturity, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is, in the judgment of the calculation agent, representative for a single transaction in the LIBOR currency in that market at that time; or

(4)	if fewer than two offered quotations referred to in clause (3) above are provided as requested, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable principal financial center (as defined in “Business Day” above), on the particular interest determination date by three major banks (which may include the fiscal, exchange rate or calculation agents or their affiliates), in that principal financial center selected by the calculation agent for loans in the LIBOR currency to leading European banks, having the particular index maturity and in a principal amount that is, in the judgment of the calculation agent, representative for a single transaction in the LIBOR currency in that market at that time; or

(5)	if the banks so selected by the calculation agent are not quoting as mentioned in clause (4) above, LIBOR in effect on the particular interest determination date.

“LIBOR currency” means the currency designated in the applicable pricing supplement as to which LIBOR will be calculated or, if no currency is specified in the applicable pricing supplement, U.S. dollars.

“LIBOR page” means, unless otherwise specified in the applicable pricing supplement, the display page on the Reuters Monitor Money Rates Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the LIBOR currency. If the LIBOR currency is U.S. dollars, the LIBOR page will be the Reuters LIBOR01 page (or any successor page thereto).

Prime Rate.    “Prime rate” means:

(1)	the bank prime loan rate on the particular interest determination date as published by the Board of Governors of the Federal Reserve System or as such rate appears on a recognized electronic source used for the purpose of displaying the applicable rate; or

(2)	if the rate referred to in clause (1) above is not so published by 5:00 P.M., New York City time, on the related interest calculation date, the bank prime loan rate for the first preceding day for which such rate is published by the Board of Governors of the Federal Reserve System.

Treasury Rate.    “Treasury rate” means:

(1)	the rate from the auction held on the particular interest determination date (the “Auction”) of direct obligations of the United States (“Treasury bills”) having the index maturity designated in the applicable pricing supplement under the caption “INVEST RATE” on the display on Reuters (or any successor service) on page USAUCTION10 (or any other page as may replace that page on that service) (“USAUCTION10 Page”) or on page USAUCTION11 (or any other page as may replace that page on that service) (“USAUCTION11 Page”); or

(2)	if the rate referred to in clause (1) above is not so published on or before the related interest calculation date, the bond equivalent yield of the auction rate of the applicable Treasury bills as announced by the United States Department of the Treasury; or

(3)	if the rate referred to in clause (2) above is not so announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the particular interest determination date for Treasury bills trading on the secondary market and having the index maturity specified in the applicable pricing supplement, as published by the Board of Governors of the Federal Reserve System or as such rate appears on a recognized electronic source used for the purpose of displaying the applicable rate; or

(4)	if quotations are published by the Board of Governors of the Federal Reserve System as referred to in clause (3) above on the particular interest determination date, but, due to a permanent discontinuation of the quotation by the offeror of such quotation, no offered quotation for the index maturity designated in the applicable pricing supplement but only offered quotations for longer and shorter maturities are published by the Board of Governors of the Federal Reserve System, the rate calculated by the calculation agent by linear interpolation between the shown offered quotations for the next longer and the next shorter maturity by taking into account the market practice for comparable cases; or

(5)

if the rate referred to in clause (4) above is not so published on or before the related interest calculation date, the rate on the particular interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M.,

New York City time, on that interest determination date, of three primary United States government securities dealers (which may include the fiscal, exchange rate or calculation agents or their affiliates) selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the index maturity designated in the applicable pricing supplement; or

(6)	if the dealers so selected by the calculation agent are not quoting as mentioned in clause (5) above, the Treasury rate in effect on the particular interest determination date.

“Bond equivalent yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

bond equivalent yield	=	D × N	×	100
360 – (D × M)

where “D” refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

Redemption

We may only redeem the notes before the maturity date if a redemption date or a redemption commencement date is designated in the applicable pricing supplement.

If a redemption date is specified in the applicable pricing supplement, and unless the applicable pricing supplement states otherwise, we may redeem the notes on the redemption date, in whole or in part, in any amount equal to the authorized denomination (or an integral multiple thereof) specified in the applicable pricing supplement (provided that any remaining principal amount thereof is at least equal to the applicable authorized denomination), at the redemption price together with interest accrued thereon to but excluding the redemption date. We must give notice in compliance with the minimum redemption notice period specified in the applicable pricing supplement to DTC in writing for communication by DTC and its participants to the holders.

If a redemption commencement date is specified in the applicable pricing supplement, and unless otherwise designated in the applicable pricing supplement, we may redeem the notes any time after the redemption commencement date, in whole or in part, in any amount equal to the authorized denomination (or an integral multiple thereof) specified in the applicable pricing supplement (provided that any remaining principal amount thereof is at least equal to the applicable authorized denomination), at the redemption price together with interest accrued thereon to but excluding the redemption date. Unless otherwise designated in the applicable pricing supplement, we must give notice of such redemption of not less than 30 and not more than 60 calendar days by informing DTC in writing for communication by DTC and its participants to the holders.

The notes will not be subject to, or entitled to the benefit of, any sinking fund.

Repayment

You may not request repayment of the notes before the maturity date unless one or more repayment dates are designated in the applicable pricing supplement. If a repayment date is so specified, and unless otherwise designated in the applicable pricing supplement, you may request (in the manner described below) repayment of any note, in whole or in part, in any amount equal to the authorized denomination (or an integral multiple thereof) specified in the applicable pricing supplement (provided that any remaining principal amount thereof is at least equal to the applicable authorized denomination) at the repayment price specified in the applicable pricing supplement together with interest accrued thereon to but excluding the repayment date.

In order to exercise such repayment option, you must instruct DTC or its participants in a timely manner as required by the DTC procedures applicable from time to time. If so instructed, DTC will cause the registered holder to request such repayment of the fiscal agent on behalf of the holder in compliance with the minimum repayment notice period designated in the applicable pricing supplement. All instructions given to the fiscal agent relating to the option to elect repayment are irrevocable. See “Book-Entry Notes.”

We are only obliged to repay notes for which a holder has exercised its repayment option against transfer of such holder’s ownership interest in the relevant notes to the fiscal agent.

Other Provisions

Any provisions with respect to the notes, including the specification and determination of one or more interest rate bases, the calculation of the interest rate applicable to a floating rate note, the interest payment dates, the maturity date, any redemption or repayment provisions or any other term relating thereto, may be modified and/or supplemented as specified in the applicable pricing supplement.

Discount Notes

We may from time to time offer notes (“discount notes”) that have an issue price (as specified in the applicable pricing supplement) that is less than 100% of the principal amount thereof (i.e., par) by more than a percentage equal to the product of 0.25% and the number of full years to the maturity date. Discount notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of a discount note and par is referred to as the “discount.” In the event of redemption, repayment or acceleration of maturity of a discount note, the amount payable to the holder of a discount note will be equal to the sum of:

•

the issue price (increased by any accruals of discount) and, in the event of any redemption of the applicable discount note, if applicable, multiplied by the initial redemption percentage (as adjusted by the annual redemption percentage reduction, if applicable); and

•	any unpaid interest accrued on the discount notes to the date of the redemption, repayment or acceleration of maturity, as the case may be.

For purposes of determining the amount of discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a discount note, a discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable discount note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to the discount note and an assumption that the maturity of a discount note will not be accelerated. If the period from the date of issue to the first interest payment date for a discount note (the “initial period”) is shorter than the compounding period for the discount note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), certain discount notes may not be treated as having original issue discount within the meaning of the Code, and notes other than discount notes may be treated as issued with original issue discount for federal income tax purposes. See “United States Taxation — United States Holders — Original Issue Discount” in the accompanying prospectus.

Payments

Currency of Payment

We will make all payments on the notes in U.S. dollars unless the specified currency is a non-U.S. currency and you elect to receive payments in such specified currency (as described under “— Payments on Non-U.S. Currency Notes” below).

Manner of Payment

We will make payments of all amounts payable on the notes through the fiscal agent to DTC by wire transfer of immediately available funds. These funds will be distributed through the relevant DTC participants to the holders of the notes as of the record date. The “record date” will be the fifteenth calendar day immediately preceding the relevant payment date.

If you elect payment in a non-U.S. currency, the fiscal agent will make payments directly to the currency account as specified by you in accordance with the procedures of DTC and the relevant DTC participant.

Payments on Non-U.S. Currency Notes

Any holder may elect to receive payment of principal and interest with respect to the notes in the specified non-U.S. currency by causing DTC, through the relevant DTC participant, to notify the fiscal agent by the time specified below of (i) such holder’s election to receive all or a portion of such payment in the specified non-U.S. currency and (ii) wire transfer instructions to a specified non-U.S. currency account (the “specified currency account”). Such election in respect of any payment will be made by the holder at the time and in the manner required by the DTC procedures applicable from time to time and will, in accordance with such procedures, be irrevocable. The fiscal agent must receive DTC’s notification of such election, wire transfer instructions, and the amount payable in the specified currency prior to 5:00 P.M., New York City time, on the fifth New York business day following the relevant record date in the case of interest and prior to 5:00 P.M., New York City time, on the eighth New York business day prior to the payment date for the payment of principal.

Absent such election, the exchange rate agent will convert the aggregate amount payable in U.S. dollars (the “conversion amount”) into U.S. dollars. All costs of any such conversion will be deducted from such payments. Any such conversion will be based on the bid quotation of the exchange rate agent, at or prior to 11:00 A.M., New York City time, on the second conversion business day (as defined below) preceding the relevant payment date, for the purchase by the exchange rate agent of the conversion amount with U.S. dollars for settlement on such payment date. “Conversion business day” means a day which is a New York business day and a Frankfurt business day (as defined in “Business Day” above) and a day other than a day on which commercial banks are authorized or required by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency. If such bid quotation is not available, the exchange rate agent will obtain a bid quotation from a leading foreign exchange bank in The City of New York selected by the exchange rate agent for such purpose. If no bid quotation from a leading foreign exchange bank is available, payment of the conversion amount will be made in the specified currency to the account or accounts specified by DTC to the fiscal agent. Until such account or accounts are so specified, the funds still held by the fiscal agent will bear interest at the rate of interest quoted by the fiscal agent for deposits with it on an overnight basis, to the extent that the fiscal agent is reasonably able to reinvest such funds.

Availability of Specified Currency

If we determine (i) that any amount payable on a relevant payment date in a specified currency other than U.S. dollars or any successor currency to it provided for by law (the “successor currency”) is not available to us in freely negotiable and convertible funds for reasons beyond our control, (ii) that such specified currency or any successor currency is no longer used for the settlement of international financial transactions, (iii) that the settlement of payments in the specified currency or the successor currency by a clearing system may not be effected or is disrupted on a relevant payment date, or (iv) that due to other reasons beyond our control either any amount in the specified currency or the successor currency payable on a relevant payment date is not available to us or payments of such amounts may not be effected, we may fulfill our payment obligations by making such payment in U.S. dollars on, or as soon as reasonably practicable after, the respective payment date on the basis of the applicable exchange rate. No further interest or any other payment will be due as a result thereof. The applicable exchange rate for a specified currency other than U.S. dollars or its successor currency is (1) if available, the noon dollar buying rate in The City of New York for cable transfers for the specified currency or the successor currency on the second New York business day preceding the particular payment date as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York, or any successor rate thereto, (2) if the rate under (1) is not available, the spot foreign exchange rate at which the specified currency or the successor currency is offered in exchange for U.S. dollars at noon, Frankfurt time, on the second conversion business day preceding the date on which the payment is effected, or (3) if the rate under (2) is not available, the spot foreign exchange rate for the specified currency or the successor currency as determined by us in our equitable discretion.

SPECIAL NOTICE RELATING TO NON-U.S. CURRENCY NOTES

Unless otherwise specified in the applicable pricing supplement, non-U.S. currency notes shall not be sold in, or to residents of, the country issuing the specified currency. The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents and, with respect to non-U.S. currency notes, is by necessity incomplete. We and the dealers disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, their non-U.S. currency notes. These purchasers should consult their own financial and legal advisors with regard to these risks. See “Risk Factors — Non-U.S. Currency Notes May Be Subject to Exchange Rate and Exchange Control Risks.”

BOOK-ENTRY NOTES

The following is based on information furnished by DTC:

DTC will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered global certificate will be issued for each issue of notes, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500,000,000, one global certificate will be issued with respect to each $500,000,000 of principal amount and an additional global certificate will be issued with respect to any remaining principal amount of such issue.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC holds securities that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The DTC Rules applicable to its participants are on file with the SEC.

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note represented by a global certificate (“beneficial owner”) is, in turn, to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co., or such other DTC nominee, do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Payments of principal, premium, if any, and/or interest, if any, in respect of the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the fiscal agent on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the fiscal agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC), is our or the fiscal agents’ responsibility, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

If applicable, redemption notices will be sent to DTC. If less than all of the notes of like tenor and terms are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

A beneficial owner must give notice of any option to elect to have its notes repaid by us, through its participant, to the fiscal agent, and must effect delivery of such notes by causing the direct participant to transfer the participant’s interest in the notes, on DTC’s records, to the fiscal agent. The requirement for physical delivery of notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC’s records.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us or the fiscal agent. Under such circumstances, in the event that a successor depository is not obtained, definitive certificates representing individual notes are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificated notes will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor any dealer takes any responsibility for the accuracy thereof.

ADDITIONAL INFORMATION ON UNITED STATES TAXATION

This discussion supplements the discussion under “United States Taxation” in the prospectus and is subject to the limitations and exceptions set forth therein. The discussion under “United States Taxation” in the prospectus and the discussion below is the opinion of Sullivan & Cromwell LLP, United States counsel to KfW. Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below or in the prospectus. In all cases, you should consult with your tax advisor concerning the consequences of investing in and holding any particular note you propose to purchase.

For further information on United States taxation please refer to the disclosure under the caption “United States Taxation” in the prospectus.

Additional Information on Variable Rate Notes

Commercial paper rate notes, Prime rate notes, LIBOR notes, Treasury rate notes, CMT rate notes and Federal funds rate notes (other than certain notes with a spread multiplier that is less than or equal to 0.65, or greater than 1.35) generally will be treated as variable rate notes under the rules governing “variable rate debt instruments”. For further information see “United States Taxation — United States Holders — Original Issue Discount — Variable Rate Notes” in the prospectus. The applicable pricing supplement will discuss the United States federal income tax consequences of investing in any floating rate notes that may not qualify as “variable rate debt instruments” for United States federal income tax purposes.

Contingent Payment Debt Instruments

If your note is subject to a contingency and does not qualify as a “variable rate debt instrument” under the United States Treasury regulations (discussed in “United States Taxation — United States Holders — Original Issue Discount — Variable Rate Notes” of the prospectus) or under the rules discussed in “United States Taxation —United States Holders — Original Issue Discount — Notes Subject to Contingencies Including Optional Redemption” of the prospectus, then the note generally would be treated as a contingent payment debt instrument.

Under the special tax rules governing contingent payment debt instruments, the amount of interest you will be required to take into account for each accrual period will be determined by constructing a projected payment schedule for the notes, and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. These rules are applied by determining, as of the issue date, the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to those of the notes (the “comparable yield”), and then determining a projected payment schedule, as of the issue date, that would produce the comparable yield. The applicable pricing supplement will provide the comparable yield and projected payment schedule for your note.

The amount of interest you will be required to include in income in each accrual period for the notes will equal the product of the notes’ adjusted issue price at the beginning of the accrual period and the notes’ comparable yield for the period. The adjusted issue price of the notes will equal the offering price for the notes, increased by the interest previously accrued on the notes (under the rules governing contingent payment debt instruments and without regard to any adjustments described below), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments on the notes. Special rules apply if you purchase a contingent payment debt instrument at other than its adjusted issue price.

If, during any taxable year, the actual payments with respect to the notes exceed the projected payments for the taxable year, you will incur a “net positive adjustment” equal to the amount of the excess, which will be treated as additional interest income for the taxable year.

If, during any taxable year, the actual payments with respect to the notes are less than the projected payments for the taxable year, you will incur a “net negative adjustment” equal to the amount of the deficit. The net negative adjustment will first reduce your interest income on the notes for the taxable year. Any excess net negative adjustment will be treated as ordinary loss to the extent of your interest income on the notes for prior taxable years, reduced by the amount of your net negative adjustments treated as ordinary loss in prior taxable years. Any remaining excess net negative adjustment will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, redemption or retirement of the notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

You are required to use the comparable yield and projected payment schedule provided by us in determining your interest accruals in respect of the notes unless you timely disclose and justify on your United States federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the notes, and we make no representations regarding the amount of contingent payments with respect to the notes. Any Form 1099-OID accrued interest will be based on such comparable yield and projected payment schedule.

If you purchase notes for an amount that differs from the notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. If you purchase the notes for an amount that is less than the adjusted issue price of the notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of loss) that you would otherwise recognize upon the receipt, if any, of each remaining contingent payment with respect to the notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule. If you purchase your notes for an amount that is greater than the adjusted issue price of the notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of loss) that you would otherwise recognize upon the receipt, if any, of each remaining contingent payment with respect to the notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Any Form 1099-OID that you receive in respect of the notes may not take net negative or positive adjustments into account and therefore may overstate or understate your interest inclusions. You should consult your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the fair market value of the amount of cash or property you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), increased or decreased by the amount of any positive or negative adjustments that you were required to make with respect to your notes as a result of having purchased your notes for an amount that differs from their adjusted issue price, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments you received with respect to your notes. Your holding period in any property you receive upon exchange of your notes will begin on the day after receipt.

Any gain you recognize upon the sale, exchange, redemption or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent the interest you included as income in the current or previous taxable years in respect of your notes exceeded the total net negative adjustments you took into account as ordinary loss, and thereafter will be capital loss.

PLAN OF DISTRIBUTION

We intend to offer the notes on a continuing basis for sale to or through Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, and we may also sell notes to or through other dealers (together, the “dealers”). We may also offer the notes to investors or other purchasers without the assistance of any dealer. The dealers, individually or in a syndicate, may purchase notes, as principal, from us from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable dealer or, if so specified in the applicable pricing supplement, for resale at a fixed offering price.

Unless otherwise specified in the applicable pricing supplement, any note sold to a dealer as principal will be purchased by that dealer at a price equal to 100% of the principal amount thereof less a discount. The dealers may engage the services of any broker or dealer in connection with the resale of the notes purchased by them and may allow all or any portion of the discount received from KfW in connection with such purchases to such brokers or dealers.

We reserve the right to withdraw, cancel or modify any offer made without notice and may reject offers in whole or in part (whether placed directly by us or through a dealer).

Unless otherwise specified in the applicable pricing supplement, you will be required to pay the purchase price of your notes in immediately available funds in the specified currency in The City of New York on the date of settlement.

Upon issuance, the notes will not have an established trading market. The notes will not be listed on any securities exchange. The dealers may from time to time purchase and sell notes in the secondary market, but the dealers are not obligated to do so and there can be no assurance that a secondary market for the notes will develop or that there will be liquidity in the secondary market if one develops. From time to time, the dealers may make a market in the notes, but the dealers are not obligated to do so and may discontinue any market-making activity at any time.

In connection with an offering of notes purchased by one or more dealers as principal on a fixed offering price basis, the applicable dealers will be permitted to engage in certain transactions that stabilize the price of notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If those dealers create a short position in notes, i.e., if they sell notes in an amount exceeding the amount referred to in the applicable pricing supplement, they may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of these types of purchases.

Neither we nor any dealer makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of notes. In addition, neither we nor any dealer makes any representation that the dealers will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

The dealers may be deemed to be “underwriters” within the meaning of the Securities Act. We have agreed to indemnify the dealers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the dealers may be required to make in respect thereof.

The dealers or their respective affiliates may be engaged in various financial services activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the dealers or their respective affiliates have, from time to time, performed, and may in the future perform, various investment and commercial banking services for us or one of our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealers and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. These investment and securities activities may involve securities and instruments of us.

From time to time, we may sell other securities referred to in the accompanying prospectus.

VALIDITY OF SECURITIES

The validity of the notes will be passed upon on behalf of KfW by the Legal Department of KfW and on behalf of the dealers by Hengeler Mueller Partnerschaft von Rechtsanwälten mbB, Frankfurt am Main. The opinions of the Legal Department of KfW and of Hengeler Mueller Partnerschaft von Rechtsanwälten mbB will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by KfW and the fiscal agent in connection with the issuance and sale of any particular issue of notes, the specific terms of notes and other matters which may affect the validity of notes but which cannot be ascertained on the date of such opinions.

KfW is also being represented by Sullivan & Cromwell LLP, New York, New York, and the dealers are also being represented by Simpson Thacher & Bartlett LLP, New York, New York. As to all matters of German law, Sullivan & Cromwell LLP and Simpson Thacher & Bartlett LLP may rely on the opinions of the Legal Department of KfW and Hengeler Mueller Partnerschaft von Rechtsanwälten mbB, respectively.

KfW, Frankfurt/Main, Federal Republic of Germany

$10,000,000,000

Medium-Term Notes

Due Twelve Months or More

From Date of Issue

Prospectus Supplement

BofA Merrill Lynch

Barclays

Goldman, Sachs & Co.

J.P. Morgan

Morgan Stanley

November 18, 2016